Exhibit 16.1

Killman, Murrell & Company P.C.

Certified Public Accountants

3300 N. A Street, Bldg. 4, Suite 200	1931 E. 37th Street, Suite 7	2626 Royal Circle
Midland, Texas 79705	Odessa, Texas 79762	Kingwood, Texas 77339
(432) 686-9381	(432) 363-0067	(281) 359-7224
Fax (432) 684-6722	Fax (432) 363-0376	Fax (281) 359-7112

May 7, 2007

Securities and Exchange Commission

Mail Stop 11-3

450 Fifth Street, N.W.

Washington, D.C.  20549

Dear Sirs/Madams:

We have read Item 4.01 of Harcom Productions, Inc., formerly Harcom Productions, L.L.C. Form 8-K dated May 7, 2007 and have the following comments:

We agree with the statements made in paragraphs one, two, three and four.

We have no basis to agree or disagree with the last paragraph.

Very truly yours,

/s/Killman, Murrell & Company, P.C.

Killman, Murrell & Company, P.C.